EXHIBIT 99

[BROWN & BROWN LOGO]	News Release

Cory T. Walker
November 1, 2001	Chief Financial Officer
(386) 239-7250

BROWN & BROWN, INC. COMPLETES MERGER TRANSACTIONS WITH
RALEIGH, SCHWARZ & POWELL, INC. AND GOLDEN GATE HOLDINGS, INC.

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) and Raleigh, Schwarz & Powell, Inc., and Golden Gate Holdings, Inc., based respectively in Tacoma, Washington and Novato, California, today announced the finalization of their previously announced merger transactions, providing for the merger of each of Raleigh, Schwarz & Powell and Golden Gate Holdings with Brown & Brown subsidiaries. These transactions are each effective November 1, 2001.

Raleigh, Schwarz & Powell, Inc., and Golden Gate Holdings, Inc., with combined annualized revenues of approximately $20 million, are highly regarded West Coast property and casualty agencies. The combining of these two firms with Brown & Brown represents Brown & Brown's initial entry into the Pacific Northwest as well as an expansion of the company's presence in the San Francisco, California Bay area. The offices of the two firms will continue to operate at their current locations as freestanding Brown & Brown operations.

Brown & Brown, Inc. and its subsidiaries provide a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation's eighth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country, downward commercial property and casualty premium pressures, the competitive environment, the potential occurrence of a disaster that affects certain areas of the States of Arizona, Florida and/or New York, where significant portions of the Company's business are concentrated, and the performance of these newly acquired entities. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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